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                                                                 Exhibit 23.1



           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 24, 1997, except for the third paragraph of Note 1 as to which the date is September 15, 1997, the second paragraph of Note 4 as to which the date is September 18, 1997 and Note 7 as to which the date is September 1, 1997 with respect to Vitas Healthcare Corporation and February 20, 1995 with respect to Community Hospice Care, Inc. et al, in the Registration Statement (Form S-1) and related Prospectus of Vitas Healthcare Corporation dated September 22, 1997.


                                            /s/ Ernst & Young LLP
                                            Ernst & Young LLP


Miami, Florida
September 22, 1997